Exhibit 99

Colgate Announces 1st Quarter 2019 Results

NEW YORK--(BUSINESS WIRE)--April 26, 2019--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $3,884 million in first quarter 2019, a decrease of 3.0% versus first quarter 2018. Global unit volume increased 1.0%, pricing increased 2.0% and foreign exchange was negative 6.0%. Organic sales (Net sales excluding the impact of foreign exchange, acquisitions and divestments) increased 3.0%.

Net income and Diluted earnings per share in first quarter 2019 were $560 million and $0.65, respectively. Net income in first quarter 2019 included $22 million ($0.02 per diluted share) of aftertax charges resulting from the Company’s Global Growth and Efficiency Program.

Net income and Diluted earnings per share in first quarter 2018 were $634 million and $0.72, respectively. Net income in first quarter 2018 included $20 million ($0.02 per diluted share) of aftertax charges resulting from the Global Growth and Efficiency Program.

Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Net income in first quarter 2019 was $582 million, a decrease of 11% versus first quarter 2018, and Diluted earnings per share in first quarter 2019 was $0.67, a decrease of 9% versus first quarter 2018.

Gross profit margin was 58.9% in first quarter 2019 versus 60.2% in first quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Gross profit margin was 59.2% in first quarter 2019, a decrease of 110 basis points versus the year ago quarter as higher raw and packaging material costs, which included foreign exchange transaction costs, were partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing.

Selling, general and administrative expenses were 35.1% of Net sales in first quarter 2019 versus 34.8% of Net sales in first quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Selling, general and administrative expenses increased by 30 basis points versus the year ago quarter to 35.0% of Net sales in first quarter 2019 due to increased advertising investment partially offset by lower overhead expenses, both as a percentage of Net sales. On an absolute basis, worldwide advertising investment increased 3% to $429 million versus $416 million in the year ago quarter.

Operating profit decreased to $879 million in first quarter 2019 compared to $983 million in first quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Operating profit was $907 million in first quarter 2019, a decrease of 10% versus first quarter 2018. Operating profit margin was 22.6% in first quarter 2019 versus 24.6% in first quarter 2018. Excluding charges resulting from the Global Growth and Efficiency Program in both periods, Operating profit margin was 23.4% in first quarter 2019, a decrease of 180 basis points versus the year ago quarter. This decrease in Operating profit margin was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales.

Net cash provided by operations year to date was $605 million compared to $616 million in the comparable 2018 period. Working capital as a percentage of Net sales was negative 3.9% compared to negative 2.7% in the year ago period.

Noel Wallace, President and Chief Executive Officer, commented on the first quarter results, “We are pleased with the improvement in organic sales growth this quarter and that the growth was broad based, with emerging markets and developed markets each growing 3.0%.

“We believe our plans to accelerate growth are beginning to pay off, as the stronger organic sales growth we delivered in the quarter had a better balance between pricing and volume growth than we saw in the fourth quarter of 2018. This growth was led by our toothpaste and Hill's businesses.

“Advertising investment increased in absolute dollars and as a percent to sales versus first quarter 2018, with increases as a percent to sales in every division.

“Colgate’s leadership of the global toothpaste market continued during the quarter with our global market share at 41.7% year to date. Our global leadership in manual toothbrushes also continued with Colgate’s global market share in that category at 31.6% year to date.”

Mr. Wallace continued, “As we look ahead, based on current spot rates, we continue to expect 2019 net sales to be flat to up low-single-digits, with organic sales growth of 2% to 4% as we continue to plan for increased investment behind our brands, higher pricing and strong innovation, led by the relaunches of Colgate Total and Hill’s Science Diet and our continued focus on naturals.

“We are investing in expanding our portfolio offerings by bringing brands like elmex and meridol into new markets and by broadening our eCommerce offerings, building on our strong eCommerce growth in 2018. We are also continuing to increase our investment behind our professional skin care businesses, Elta MD and PCA Skin.

“On a GAAP basis, based on current spot rates, we expect gross margin expansion and a low-single-digit decline in earnings per share in 2019.

“Excluding charges resulting from the Global Growth and Efficiency Program in both 2018 and 2019, the charge related to U.S. tax reform in 2018 and the benefit from a foreign tax matter in 2018, based on current spot rates, we continue to plan for a year of gross margin expansion, increased advertising investment and a mid-single-digit decline in earnings per share.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s website at http://www.colgatepalmolive.com.

The following are comments about divisional performance for first quarter 2019 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information tables for additional information on divisional net sales and operating profit.

North America (22% of Company Sales)

North America Net sales increased 3.0% in first quarter 2019. Unit volume increased 2.0%, pricing increased 1.5% and foreign exchange was negative 0.5%. Organic sales for North America increased 3.5%.

Operating profit in North America decreased 3% in first quarter 2019 to $249 million, or 190 basis points to 29.2% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, partially offset by cost savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was primarily due to higher overhead expenses, driven by higher logistics costs.

In the U.S., Colgate maintained leadership in the toothpaste category during the quarter with its market share at 34.8% year to date. Successful products include Colgate TotalSF, Colgate Optic White Stain Fighter, Colgate Optic White Stain-Less White and Tom’s of Maine toothpastes. In manual toothbrushes, Colgate maintained its brand market leadership in the U.S. with its market share in that category at 41.6% year to date, supported by the success of Colgate Extra Clean and Colgate Gum Health manual toothbrushes.

Products succeeding in other categories include Softsoap Gentle Wash body wash, Irish Spring 5-in-1 body wash, Fabuloso Complete liquid cleaner and Suavitel Complete fabric conditioner.

Latin America (23% of Company Sales)

Latin America Net sales decreased 4.5% in first quarter 2019. Unit volume increased 2.5%, pricing increased 3.5% and foreign exchange was negative 10.5%. Volume gains were led by Mexico, Brazil and Colombia. Organic sales for Latin America increased 6.0%.

Operating profit in Latin America decreased 15% in first quarter 2019 to $232 million, or 330 basis points to 26.1% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was due to higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was due to higher overhead expenses, driven by higher logistics costs, and increased advertising investment.

Colgate maintained its toothpaste leadership in Latin America during the quarter, with market share gains in Colombia, Dominican Republic, Honduras and Uruguay. Products succeeding in the region include Colgate Natural Extracts, Colgate Total 12 Salud Visible, Colgate Triple Action Xtra Freshness and Colgate Periogard toothpastes. Colgate’s leadership in the manual toothbrush category continued throughout the region, supported by the success of Colgate Pro Cuidado, Colgate 360 Advanced and Colgate Slim Soft Advanced manual toothbrushes.

Products succeeding in other categories include Colgate Total 12 and Colgate Periogard mouthwash, Protex Deep Clean and Palmolive Natureza Secreta bar soaps, Lady Speed Stick Clinical Complete and Speed Stick Clinical Complete spray deodorants, Axion dish liquid and Fabuloso Complete liquid cleaner.

Europe (16% of Company Sales)

Europe Net sales decreased 7.0% in first quarter 2019. Unit volume increased 1.5%, pricing decreased 1.0% and foreign exchange was negative 7.5%. Volume gains were led by the United Kingdom and the Nordic region. Organic sales for Europe increased 0.5%.

Operating profit in Europe decreased 7% in first quarter 2019 to $151 million, while as a percentage of Net sales it increased 10 basis points to 25.1% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily due to cost savings from the Company’s funding-the-growth initiatives, partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was due to increased advertising investment, partially offset by lower overhead expenses.

Colgate maintained its toothpaste leadership in Europe during the quarter, with toothpaste market share gains in the United Kingdom, Italy, Switzerland, Denmark and Austria. Products succeeding in oral care include Colgate Total, Colgate Max White Expert Anti-Stain, Colgate Natural Extracts Charcoal, elmex, and meridol Pur toothpastes, Colgate 360° Advanced Whole Mouth Health and Colgate Slim Soft Advanced manual toothbrushes and Colgate Plax mouthwash.

Products succeeding in other categories include Sanex pump body lotions, Sanex, and Palmolive Clay body washes, Ajax Boost liquid cleaner and Soupline fabric conditioner.

Asia Pacific (18% of Company Sales)

Asia Pacific Net sales decreased 8.0% during first quarter 2019. Unit volume decreased 2.5%, pricing was even with the year ago period and foreign exchange was negative 5.5%. Volume declines in the Greater China region were partially offset by volume gains in India, Australia, Thailand and the Philippines. Organic sales for Asia Pacific decreased 2.5%.

Operating profit in Asia Pacific decreased 16% in first quarter 2019 to $189 million, or 280 basis points to 27.0% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was due to higher overhead expenses, driven by higher logistics costs, and increased advertising investment.

Colgate maintained its toothpaste leadership in the Asia Pacific region during the quarter with market share gains in the Philippines, Australia and Pakistan. Products succeeding in the region include Colgate Naturals, Colgate Total, Colgate Vedshakti, Colgate Panjaved, Colgate MaxFresh and elmex toothpastes.

Products succeeding in other categories include Colgate Slim Soft Advanced Volcanic Minerals and Colgate Slim Soft Flex Clean manual toothbrushes, Palmolive Skin Therapy bar soap, Palmolive Luminous Oils shower gel and Softlan Divine Pleasures fabric conditioner.

Africa/Eurasia (6% of Company Sales)

Africa/Eurasia Net sales decreased 6.0% during first quarter 2019. Unit volume was even with the year ago period, pricing increased 7.0% and foreign exchange was negative 13.0%. Volume gains in Russia and the Gulf States offset volume declines in South Africa and Saudi Arabia. Organic sales for Africa/Eurasia increased 7.0%.

Operating profit in Africa/Eurasia decreased 8% in first quarter 2019 to $46 million, or 40 basis points to 19.2% of Net sales. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This decrease in Selling, general and administrative expenses was due to lower overhead expenses, partially offset by increased advertising investment.

Colgate maintained its toothpaste leadership in Africa/Eurasia during the quarter, with market share gains in Turkey, Morocco, Saudi Arabia, Lebanon, Jordan and Bahrain. Successful products contributing to sales in the region include Colgate Total 12, Colgate Natural Extracts, Colgate Optic White Expert White and meridol toothpastes, Colgate 360° Advanced Whole Mouth Clean and Colgate Slim Soft Advanced manual toothbrushes and Palmolive Micellar Care shower gel and bar soap.

Hill's Pet Nutrition (15% of Company Sales)

Hill’s Net sales increased 3.0% during first quarter 2019. Unit volume increased 2.0%, pricing increased 4.0% and foreign exchange was negative 3.0%. Volume gains in the United States and Western Europe were partially offset by volume declines in South Africa and Russia. Hill’s organic sales increased 6.0%.

Hill’s Operating profit was even with the year ago quarter, while as a percentage of Net sales it decreased 80 basis points to 27.3% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This increase in Selling, general and administrative expenses was due to increased advertising investment, partially offset by lower overhead expenses.

Successful products contributing to sales in the United States include the relaunched Hill’s Science Diet with upgraded recipes, improved kibble shapes and redesigned package graphics, Hill's Bioactive Recipe, Hill’s Prescription Diet Metabolic + Urinary and Hill’s Prescription Diet k/d Early Support.

Successful products contributing to sales internationally include Hill’s Prescription Diet k/d + Mobility, Hill’s Prescription Diet Metabolic + Urinary, Hill's Prescription Diet Stews and Hill's Science Diet Perfect Weight.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, elmex, Tom's of Maine, Sorriso, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sanex, Elta MD, PCA Skin, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s website at http://www.colgatepalmolive.com. To learn more about the Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data (excluding Venezuela from all periods).

Market share data is subject to limitations on the availability of up-to-date information. In particular, market share data is currently not generally available for certain retail channels, such as eCommerce or certain discounters. The Company measures year-to-date market shares from January 1 of the relevant year through the most recent period for which market share data is available, which typically reflects a lag time of one or two months. The Company believes that the third-party vendors it uses to provide data are reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information reported by the Company may be different from market share information reported by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast may contain forward-looking statements (as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission (SEC) in its rules, regulations and releases) that set forth anticipated results based on management’s current plans and assumptions. Such statements may relate, for example, to sales or volume growth, net selling price increases, organic sales growth, profit or profit margin growth, earnings per share levels, financial goals, the impact of foreign exchange volatility, cost-reduction plans including the Global Growth and Efficiency Program, tax rates, U.S. tax reform, new product introductions or commercial investment levels, acquisitions, divestitures, or legal or tax proceedings, among other matters. These statements are made on the basis of the Company’s views and assumptions as of this time and the Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. Moreover, the Company does not, nor does any other person, assume responsibility for the accuracy and completeness of these statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. For more information about factors that could impact the Company’s business and cause actual results to differ materially from forward-looking statements, investors should refer to the Company’s filings with the SEC (including, but not limited to, the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q). Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s website at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses Net sales growth (GAAP) and organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments (non-GAAP). Management believes the organic sales growth measure provides investors and analysts with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three months ended March 31, 2019 vs. 2018 included with this release for a comparison of organic sales growth to Net sales growth in accordance with GAAP.

To supplement Colgate’s Condensed Consolidated Statements of Income presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Non-service related postretirement costs, Effective income tax rate, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding charges resulting from the Global Growth and Efficiency Program and, as applicable, the benefit from a foreign tax matter and the charge related to U.S. tax reform (non-GAAP). These non-GAAP financial measures exclude items that, either by their nature or amount, management would not expect to occur as part of the Company’s normal business on a regular basis, such as restructuring charges, charges for certain litigation and tax matters, gains and losses from certain divestitures and certain unusual, non-recurring items. Investors and analysts use these financial measures in assessing the Company’s business performance, and management believes that presenting these financial measures on a non-GAAP basis provides them with useful supplemental information to enhance their understanding of the Company’s underlying business performance and trends. These non-GAAP financial measures also enhance the ability to compare period-to-period financial results. See “Non-GAAP Reconciliations” for the three months ended March 31, 2019 and 2018 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process, to evaluate segment and overall operating performance and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s underlying business performance and trends, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the three months ended March 31, 2019 and 2018 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for first quarter results.)

		Table 1
Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2019	2018

Net sales	$3,884	$4,002

Cost of sales	1,597	1,594

Gross profit	2,287	2,408

Gross profit margin	58.9%	60.2%

Selling, general and administrative expenses	1,365	1,392

Other (income) expense, net	43	33

Operating profit	879	983

Operating profit margin	22.6%	24.6%

Non-service related postretirement costs	25	24

Interest (income) expense, net	40	35

Income before income taxes	814	924

Provision for income taxes	214	246

Effective tax rate	26.3%	26.6%

Net income including noncontrolling interests	600	678

Less: Net income attributable to noncontrolling interests	40	44

Net income attributable to Colgate-Palmolive Company	$560	$634

Earnings per common share
Basic	$0.65	$0.72
Diluted	$0.65	$0.72

Average common shares outstanding
Basic	862.0	875.4
Diluted	863.2	879.9

			Table 2
Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2019, December 31, 2018 and March 31, 2018

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2019	2018	2018
Cash and cash equivalents	$843	$726	$851
Receivables, net	1,547	1,400	1,644
Inventories	1,278	1,250	1,312
Other current assets	465	417	485
Property, plant and equipment, net	3,821	3,881	4,087
Other assets, including goodwill and intangibles	4,929	4,487	4,765
Total assets	$12,883	$12,161	$13,144

Total debt	$6,661	$6,366	$6,709
Other current liabilities	3,859	3,329	3,821
Other non-current liabilities	2,573	2,269	2,513
Total liabilities	13,093	11,964	13,043
Total Colgate-Palmolive Company shareholders’ equity	(552)	(102)	(249)
Noncontrolling interests	342	299	350
Total liabilities and equity	$12,883	$12,161	$13,144

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities(1)	$5,781	$5,630	$5,803
Working capital % of sales	(3.9)%	(1.7)%	(2.7)%

Note:
(1) Marketable securities of $37, $10 and $55 as of March 31, 2019, December 31, 2018 and March 31, 2018, respectively, are included in Other current assets.

		Table 3
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2019 and 2018

(Dollars in Millions) (Unaudited)

	2019	2018
Operating Activities
Net income including noncontrolling interests	$600	$678
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	128	129
Restructuring and termination benefits, net of cash	5	(25)
Stock-based compensation expense	17	28
Deferred income taxes	53	13
Voluntary benefit plan contributions	(102)	—
Cash effects of changes in:
Receivables	(145)	(211)
Inventories	(32)	(33)
Accounts payable and other accruals	44	33
Other non-current assets and liabilities	37	4
Net cash provided by operations	605	616

Investing Activities
Capital expenditures	(71)	(118)
Purchases of marketable securities and investments	(27)	(38)
Payment for acquisitions, net of cash acquired	—	(727)
Other	—	2
Net cash used in investing activities	(98)	(881)

Financing Activities
Principal payments on debt	(1,774)	(2,079)
Proceeds from issuance of debt	2,076	2,226
Dividends paid	(366)	(352)
Purchases of treasury shares	(399)	(351)
Proceeds from exercise of stock options	71	119
Net cash used in financing activities	(392)	(437)

Effect of exchange rate changes on Cash and cash equivalents	2	18
Net increase (decrease) in Cash and cash equivalents	117	(684)
Cash and cash equivalents at beginning of the period	726	1,535
Cash and cash equivalents at end of the period	$843	$851

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$605	$616
Less: Capital expenditures	(71)	(118)
Free cash flow before dividends	$534	$498

Income taxes paid	$149	$163

		Table 4
Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2019 and 2018

(Dollars in Millions) (Unaudited)

	2019	2018
Net Sales
Oral, Personal and Home Care

North America	$853	$827
Latin America	889	929
Europe	602	648
Asia Pacific	700	759
Africa/Eurasia	240	255

Total Oral, Personal and Home Care	3,284	3,418

Pet Nutrition	600	584

Total Net Sales	$3,884	$4,002

	2019	2018
Operating Profit
Oral, Personal and Home Care

North America	$249	$257
Latin America	232	273
Europe	151	162
Asia Pacific	189	226
Africa/Eurasia	46	50

Total Oral, Personal and Home Care	867	968

Pet Nutrition	164	164
Corporate(1)	(152)	(149)

Total Operating Profit	$879	$983
Note:
(1) Corporate operations include costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. Corporate Operating profit (loss) for the three months ended March 31, 2019 includes charges of $28 related to the Global Growth and Efficiency Program. Corporate Operating profit (loss) for the three months ended March 31, 2018 includes charges of $24 related to the Global Growth and Efficiency Program.

Table 5
Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended March 31, 2019 vs. 2018

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	(3.0)%	3.0%	1.0%	1.0%	1.0%	2.0%	(6.0)%

Europe	(7.0)%	0.5%	1.5%	1.5%	1.5%	(1.0)%	(7.5)%

Latin America	(4.5)%	6.0%	2.5%	2.5%	2.5%	3.5%	(10.5)%

Asia Pacific	(8.0)%	(2.5)%	(2.5)%	(2.5)%	(2.5)%	—%	(5.5)%

Africa/Eurasia	(6.0)%	7.0%	—%	—%	—%	7.0%	(13.0)%

Total International	(6.0)%	2.0%	0.5%	0.5%	0.5%	1.5%	(8.0)%

North America	3.0%	3.5%	2.0%	2.0%	2.0%	1.5%	(0.5)%

Total CP Products	(4.0)%	2.5%	1.0%	1.0%	1.0%	1.5%	(6.5)%

Hill’s	3.0%	6.0%	2.0%	2.0%	2.0%	4.0%	(3.0)%

Emerging Markets(1)	(5.5)%	3.0%	—%	—%	—%	3.0%	(8.5)%

Developed Markets	(0.5)%	3.0%	2.0%	2.0%	2.0%	1.0%	(3.5)%
Note:
(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 6
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended March 31, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2019	2018
Gross profit, GAAP	$2,287	$2,408
Global Growth and Efficiency Program	11	6
Gross profit, non-GAAP	$2,298	$2,414

			Basis Point
Gross Profit Margin	2019	2018	Change
Gross profit margin, GAAP	58.9%	60.2%	(130)
Global Growth and Efficiency Program	0.3%	0.1%
Gross profit margin, non-GAAP	59.2%	60.3%	(110)

Selling, General and Administrative Expenses	2019	2018
Selling, general and administrative expenses, GAAP	$1,365	$1,392
Global Growth and Efficiency Program	(4)	(5)
Selling, general and administrative expenses, non-GAAP	$1,361	$1,387

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2019	2018	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.1%	34.8%	30
Global Growth and Efficiency Program	(0.1)%	(0.1)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.0%	34.7%	30

Other (Income) Expense, Net	2019	2018
Other (income) expense, net, GAAP	$43	$33
Global Growth and Efficiency Program	(13)	(13)
Other (income) expense, net, non-GAAP	$30	$20

Operating Profit	2019	2018	% Change
Operating profit, GAAP	$879	$983	(11)%
Global Growth and Efficiency Program	28	24
Operating profit, non-GAAP	$907	$1,007	(10)%

			Basis Point
Operating Profit Margin	2019	2018	Change
Operating profit margin, GAAP	22.6%	24.6%	(200)
Global Growth and Efficiency Program	0.8%	0.6%
Operating profit margin, non-GAAP	23.4%	25.2%	(180)

Non-Service Related Postretirement Costs	2019	2018
Non-service related postretirement costs, GAAP	$25	$24
Global Growth and Efficiency Program	(1)	(4)
Non-service related postretirement costs, non-GAAP	$24	$20

Table 6
Continued
Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended March 31, 2019 and 2018

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2019
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share
As Reported GAAP	$814	$214	$600	$560	26.3%	$0.65
Global Growth and Efficiency Program	29	7	22	22	(0.1)%	0.02
Non-GAAP	$843	$221	$622	$582	26.2%	$0.67

	2018
	Income Before Income Taxes	Provision For Income Taxes(1)	Net Income Including Noncontrolling Interests	Net Income Attributable To Colgate- Palmolive Company	Effective Income Tax Rate(2)	Diluted Earnings Per Share
As Reported GAAP	$924	$246	$678	$634	26.6%	$0.72
Global Growth and Efficiency Program	28	8	20	20	0.1%	0.02
Non-GAAP	$952	$254	$698	$654	26.7%	$0.74

The impact of non-GAAP adjustments may not necessarily equal the difference between “GAAP” and “non-GAAP” as a result of rounding.

Notes:
(1) The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
(2) The impact of non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income before income taxes and Provision for income taxes.

CONTACT:
John Faucher 212-310-3653
Hope Spiller 212-310-2291